AEP Industries Inc. Reports Fiscal 2013 Results

MONTVALE, N.J., Jan. 14, 2014 /PRNewswire/ -- AEP Industries Inc. (Nasdaq: AEPI, the "Company" or "AEP") today reported financial results for its fiscal year ended October 31, 2013.

Net sales for fiscal 2013 decreased $8.6 million, or (0.8)%, to $1,143.9 million from $1,152.5 million for fiscal 2012. The decrease was the result of a 1% decrease in sales volume partially offset by an increase in average selling prices compared to the prior year. The sales volume in fiscal 2013 was negatively impacted primarily by disruptions resulting from the movement and installation of equipment related to the Company's Webster and Transco acquisitions.

Gross profit for fiscal 2013 was $154.5 million, a decrease of $28.3 million, or 15.5%, compared to the prior fiscal year. Excluding the impact of the LIFO reserve change of $11.1 million during the periods and an increase in depreciation expense of $5.1 million, gross profit decreased $12.1 million resulting primarily from decreased volumes sold and from increased manufacturing costs, including costs incurred as the Company realigned its plants to better align with market demand and increase manufacturing capabilities.

Operating expenses for fiscal 2013 were $121.1 million, a decrease of $5.7 million, or 4.5%, compared to the prior fiscal year. Included in the prior fiscal year was $0.6 million of acquisition-related fees associated with the Webster acquisition. Excluding such fees, operating expenses decreased $5.1 million primarily due to a decrease in share-based compensation costs associated with the Company's stock option and performance units, a decrease in provisions related to employee cash performance incentives and lower professional fees, partially offset by severance costs associated with the Company's Webster operations and an increase in delivery expenses primarily due to higher fuel costs and a temporary increase in inter-plant transportation costs incurred to maintain traditional customer service levels as manufacturing sites were realigned.

"During fiscal 2013, we executed on a balanced strategy of implementing operational initiatives to enhance efficiency, while strengthening our capacity through the integration of Webster and Transco," said Brendan Barba, Chairman, President and Chief Executive Officer of the Company. "While delays in transitioning these businesses impacted our results, we are confident that our efforts position AEP to continue delivering strong and stable volumes, improving margins and driving solid cash flow. We believe AEP is entering fiscal 2014 poised for continued growth and success, and we look forward to continuing to generate value for our shareholders."

Interest expense for fiscal 2013 was $18.7 million, a decrease of $0.4 million as compared to the prior fiscal year resulting primarily from lower average borrowings under the Company's credit facility and an unrealized gain on the Company's interest rate swap, partially offset by additional interest expense on new capital leases and interest expense on the Company's mortgage note which was entered into on July 25, 2012.

Net income for fiscal 2013 was $10.7 million, or $1.92 per diluted share, as compared to $23.2 million, or $4.16 per diluted share in fiscal 2012. Fiscal 2013 included a gain on bargain purchase of the Transco business of $1.0 million.

Adjusted EBITDA (defined below) was $75.9 million in fiscal 2013 as compared to $84.2 million in fiscal 2012.

Reconciliation of Non-GAAP Measures to GAAP

The Company defines Adjusted EBITDA as net income (loss) before discontinued operations, interest expense, income taxes, depreciation and amortization, changes in LIFO reserve, other non-operating income (expense) and share-based compensation expense. The Company believes Adjusted EBITDA is an important measure of operating performance because it allows management, investors and others to evaluate and compare its core operating results, including its return on capital and operating efficiencies, from period to period by removing the impact of its capital structure (interest expense from its outstanding debt), asset base (depreciation and amortization), tax consequences, changes in LIFO reserve (a non-cash charge/benefit to its consolidated statements of operations), other non-operating items and share-based compensation. Furthermore, management uses Adjusted EBITDA for business planning purposes and to evaluate and price potential acquisitions. In addition to its use by management, the Company also believes Adjusted EBITDA is a measure widely used by securities analysts, investors and others to evaluate the financial performance of the Company and other companies in the plastic films industry. Other companies may calculate Adjusted EBITDA differently, and therefore the Company's Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Adjusted EBITDA is not a measure of financial performance under U.S. generally accepted accounting principles (GAAP), and should not be considered in isolation or as an alternative to net income (loss), cash flows from operating activities and other measures determined in accordance with GAAP. Items excluded from Adjusted EBITDA are significant and necessary components to the operations of the Company's business, and, therefore, Adjusted EBITDA should only be used as a supplemental measure of the Company's operating performance.

The following is a reconciliation of the Company's net income, the most directly comparable GAAP financial measure, to Adjusted EBITDA:

	Fiscal 2013	Fiscal 2012
	(in thousands)	(in thousands)

Net income	$ 10,748	$ 23,152
Provision for income taxes	5,215	14,248
Interest expense	18,713	19,077
Depreciation and amortization expense	28,592	22,828
Increase (decrease) in LIFO reserve	9,910	(1,181)
Gain on bargain purchase of a business	(1,001)	(17)
Other non-operating income	(359)	(812)
Share-based compensation	4,060	6,893
Adjusted EBITDA	$ 75,878	$ 84,188

The Company invites all interested parties to listen to its fiscal 2013 conference call live over the Internet at www.aepinc.com on January 15, 2014, at 10:00 a.m. ET or by dialing 888-802-8577 for domestic participants or 404-665-9935 for international participants and referencing passcode 30138663. An archived version of the call will be made available on the Company's website after the call is concluded and will remain available for one year.

AEP Industries Inc. manufactures, markets, and distributes an extensive range of plastic packaging products for the consumer, industrial and agricultural markets. The Company has manufacturing operations in the United States and Canada.

Except for historical information contained herein, statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, but are not limited to, risks associated with resin and product pricing, volume, resin availability, the integration of Transco Plastics Industries, our liquidity and market conditions generally, including the continuing impacts of the U.S. recession and the global credit and financial environment. Those and other risks are described in the Company's annual report on Form 10-K for the year ended October 31, 2013, to be filed with the Securities and Exchange Commission (SEC), copies of which are available from the SEC or may be obtained from the Company. Except as required by law, the Company assumes no obligation to update the forward-looking statements, which are made as of the date hereof, even if new information becomes available in the future.

AEP INDUSTRIES INC. CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED OCTOBER 31, 2013 and 2012 (in thousands, except per share data)

	2013	2012
NET SALES	$1,143,852	$1,152,535
COST OF SALES	989,380	969,792
Gross profit	154,472	182,743
OPERATING EXPENSES:
Delivery	53,546	52,989
Selling	38,825	41,404
General and administrative	28,770	32,424
Total operating expenses	121,141	126,817
OTHER OPERATING EXPENSE:
Loss on sales of property, plant and equipment, net	(15)	(278)
Operating income	33,316	55,648
OTHER INCOME (EXPENSE):
Interest expense	(18,713)	(19,077)
Gain on bargain purchase of a business	1,001	17
Other, net	359	812
Income before provision for income taxes	15,963	37,400
PROVISION FOR INCOME TAXES	(5,215)	(14,248)
Net income	$10,748	$23,152
BASIC EARNINGS PER COMMON SHARE:
Net income per common share	$1.93	$4.20
DILUTED EARNINGS PER COMMON SHARE:
Net income per common share	$1.92	$4.16

Contact:
Paul M. Feeney
Executive Vice President, Finance
and Chief Financial Officer
AEP Industries Inc.
(201) 807-2330
feeneyp@aepinc.com